Exhibit 99

NEWS RELEASE
FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko
(440) 449-9669
For Immediate Release
Wednesday, August 5, 2009
NACCO INDUSTRIES, INC. ANNOUNCES
SECOND QUARTER 2009 RESULTS
     Cleveland, Ohio, August 5, 2009 – NACCO Industries, Inc. (NYSE: NC) today announced consolidated net income attributable to stockholders for the second quarter of 2009 of $1.6 million, or $0.19 per diluted share, on revenues of $545.2 million compared with consolidated net income attributable to stockholders for the second quarter of 2008 of $2.3 million, or $0.28 per diluted share, on revenues of $948.1 million.
     Revenues declined in the second quarter of 2009 primarily as a result of lower volumes at NACCO’s materials handling subsidiary (“NMHG”) due to a significant drop in global market demand.
NACCO and Subsidiaries Consolidated Second Quarter Highlights
     Key perspectives on NACCO’s second quarter results are as follows:
•	NMHG Wholesale’s net loss attributable to stockholders was $1.3 million in 2009, compared with net income attributable to stockholders of $3.2 million in 2008. The key driver for the change in results at NMHG Wholesale was a significant decline in volume for units and parts, partially offset by favorable foreign currency movements, favorable pricing, lower warranty and inventory carrying costs and benefits from cost containment actions.

•	NMHG Retail had a net loss of $1.8 million in 2009, compared with a net loss of $0.6 million in 2008. The key drivers for the increase in the net loss were reduced volumes, unfavorable margins, increased income tax expense and the loss on sale of certain Australian Hyster® dealership assets, partially offset by reduced spending.

o In light of the current difficult economic conditions, NACCO increased the capitalization of NMHG by making cash and non-cash contributions of $33.9 million during the second quarter of 2009.
•	A weak North American consumer market continued to affect volumes at Hamilton Beach and Kitchen Collection. However, as a result of certain favorable factors, both reported improved results in the second quarter.

o Hamilton Beach’s net income increased to $4.7 million in 2009 from a net loss of $0.6 million in 2008. The increase primarily resulted from sales of higher-priced products and reduced expenses as a result of cost containment actions implemented in late 2008 and early 2009, partially offset by the unfavorable effects of higher costs of products sold.

o Kitchen Collection had a smaller net loss of $1.7 million in 2009 compared with $3.7 million in 2008 primarily due to improved gross margins at comparable stores and a reduction in operating expenses.

•	North American Coal’s net income increased to $7.1 million in 2009 compared with $6.4 million in 2008 primarily due to an increase in coal deliveries, contractual price escalation at the consolidated and unconsolidated mining operations and reduced costs for diesel fuel at the consolidated mining operations.

     The Company reported a consolidated net loss attributable to stockholders for the six months ended June 30, 2009 of $7.5 million, or $0.90 per share, on revenues of $1.1 billion. This compared with consolidated net income of $7.9 million, or $0.95 per diluted share, on revenues of $1.8 billion for the first six months of 2008.
Consolidated Outlook for 2009
     Economic and market conditions continued to be very weak in the second quarter of 2009 and the global recession appears likely to continue through the remainder of 2009. The forklift truck capital goods market in which NMHG participates continues to be in a significant global downturn that has resulted in unprecedented declines in industry factory bookings in the Americas, Europe and Asia-Pacific, although the declines are beginning to stabilize at very low levels. The consumer markets in which Hamilton Beach and Kitchen Collection participate are likely to continue to decline during the remainder of 2009 as consumers struggle with high unemployment rates and lower income levels. Changes in product positioning and product costs have been implemented at NMHG and Hamilton Beach to achieve more acceptable margin positions in the second half of 2009 despite lower market levels. While North American Coal’s lignite coal operations continue to be strong, the company expects limerock production to be significantly lower in the second half of 2009 than in the second half of 2008 due to an unfavorable legal ruling that set aside customers’ existing mining permits at most of the limerock mining operations and continued low demand in the housing and construction markets in southern Florida. Limerock customers are expected to return to production under new permits currently anticipated to be issued toward the beginning of 2010. The Company is operating on the assumption that the economic environment will not improve significantly in the latter half of 2009. Aggressive plans and cost containment actions put in place in late 2008 and early 2009 to help meet the challenges of 2009 have moderated the effect of the economic downturn in the first half of the year. The Company will continue to focus on cost reductions throughout the remainder of 2009.
     At NMHG, these cost containment actions will not overcome the effect of reduced volumes. NMHG is expected to have a significant full year loss, although NMHG’s second half 2009 results are expected to improve compared with the first half of the year, despite an anticipated very weak third quarter. NMHG Retail expects to incur moderate losses in the second half of 2009. While the consumer businesses anticipate continued weak markets in the remainder of 2009, both Hamilton Beach and Kitchen Collection currently expect significantly improved 2009 full year results, with steadily increasing improvements in the third and fourth quarters, compared with very weak 2008 results before charges for goodwill and intangible impairment. Kitchen Collection is expected to benefit significantly from the new Le Gourmet Chef® store format that is in place and from the non-recurrence of the prior year’s large product clearance program which was successfully completed in the third quarter of 2008. North American Coal expects full year 2009 net income to improve in comparison with 2008, although results in the second half of 2009, exclusive of pending transactions, are expected to be moderately lower than the second half of 2008.
     Overall, NACCO expects its subsidiaries to generate substantial cash flow before financing activities over the remainder of 2009 and for the full year. Currently, NACCO has substantial cash availability, which provides the Company with flexibility to capitalize its subsidiaries.

Detailed Discussion of Results
NMHG Wholesale – Second Quarter Results
     NMHG Wholesale reported a net loss attributable to stockholders of $1.3 million on revenues of $342.7 million for the second quarter of 2009 compared with net income attributable to stockholders of $3.2 million on revenues of $742.4 million for the second quarter of 2008.
     Revenues decreased 54 percent in the second quarter of 2009 compared with the second quarter of 2008 primarily as a result of a decrease in units and parts volume in all geographic regions due to the economic downturn in each of these markets. Worldwide shipments in the second quarter of 2009 declined 59 percent to approximately 9,700 units from shipments of approximately 23,400 units in the second quarter of 2008. Unfavorable foreign currency movements as the U.S. dollar strengthened against the British pound and Australian dollar also contributed to the decrease in revenues. A favorable shift in sales mix to higher-priced lift trucks in Asia-Pacific and the effect of unit and parts price increases implemented in prior years in the Americas and Europe slightly offset the revenue decline.
     Unit revenues and shipments were down significantly from the prior year and were also down nine percent compared with unit shipments of 10,711 in the first quarter of 2009. Parts sales also declined in the second quarter of 2009 compared with both the previous year’s second quarter and the first quarter of 2009. NMHG Wholesale’s worldwide backlog was approximately 12,300 units at June 30, 2009 compared with approximately 12,800 units at March 31, 2009, 14,900 units at December 31, 2008 and 28,400 units at June 30, 2008.
     The $4.5 million decrease in reported results in the second quarter of 2009 compared with the second quarter of 2008 was primarily attributable to a decline in gross profit of $50.3 million partially offset by $18.8 million pre-tax of favorable foreign currency movements, reduced workforce levels and lower employee-related and other selling, general and administrative expenses totaling $22.6 million as a result of cost containment actions implemented in late 2008 and early 2009. Gross profit declined mainly as a result of significantly reduced unit and parts volume, a shift in mix to sales of lower-margin units and an increase in manufacturing costs as less fixed costs were absorbed due to lower production volumes. These unfavorable items were partially offset by price increases implemented in prior periods, which resulted in benefits totaling $13.4 million pre-tax, reduced warranty costs resulting from better claims experience and lower sales volumes, lower inventory carrying costs and decreases in material costs totaling $6.1 million, pre-tax.
     For the six months ended June 30, 2009, NMHG Wholesale reported a net loss attributable to stockholders of $20.4 million on revenues of $714.3 million compared with net income attributable to stockholders of $11.1 million on revenues of $1.4 billion for the first six months of 2008.
NMHG Wholesale – Outlook
     NMHG Wholesale expects continued significant declines in all lift truck markets for the second half of 2009 compared with the second half of 2008. Global market levels for units do, however, appear to have stabilized at current low levels. Parts volumes also appear to be stabilizing around current levels. NMHG Wholesale is not anticipating a market upturn of any significance during 2009. As a result, the company expects significantly lower unit booking and shipment levels and a reduction in parts sales in the remainder of 2009 compared with the second half of 2008, although parts sales are expected to pick up slightly in the second half of 2009 compared with the first half of 2009.
     NMHG Wholesale took a number of steps in late 2008 and the first quarter of 2009 to respond to the market outlook. These steps included capital expenditure restraints, planned plant downtime, reductions-in-force, restrictions on spending and travel, suspension of incentive compensation and profit-sharing, wage freezes and salary and benefit reductions, all of which are expected to continue to reduce expenses in the remainder of 2009 compared with 2008. NMHG Wholesale is closely monitoring its operations and will make additional adjustments if necessary.
     NMHG Wholesale is also actively monitoring commodity costs and other supply chain drivers to ensure timely implementation of reductions in pricing because material costs, specifically steel, fuel and freight, have moderated.
     NMHG Wholesale’s warehouse truck and big truck product development programs, and its important new electric-rider lift truck program, are progressing as planned. The new electric-rider lift truck program is expected to bring a full line of newly designed products to market. During the second quarter of 2009, NMHG Wholesale introduced two series, the 1 to 2 ton three- and four-wheel electric trucks in Europe and the 2 to 3 ton four-wheel electric trucks in the Americas, which have been very well received. The company expects to introduce two additional series in the second half of 2009.
     NMHG Wholesale is expected to operate at a loss for the 2009 full year. However, modest unit and parts volume improvements, benefits from new product introductions, reduced material and product costs, as well as further general expense reductions, are anticipated in the second half of the year, which are expected to drive an improvement in earnings in the fourth quarter following a very weak third quarter. Cash flow before financing activities is expected to continue to improve significantly in the second half of 2009 compared with 2008 in addition to improvements realized in the first half of 2009 primarily as a result of a reduction in working capital and lower capital expenditures.
     Longer-term, NMHG Wholesale has been reviewing ways to strengthen its Hyster® and Yale® dealer structure in North America. As a result of this review, NMHG Wholesale has adjusted its current policy to permit common ownership of dealers for its two brands, Hyster® and Yale®, in defined North American territories, under controlled conditions.
NMHG Retail – Second Quarter Results
     NMHG Retail, which includes the required elimination of intercompany transactions between NMHG Wholesale and NMHG’s wholly owned retail dealerships, reported a net loss for the second quarter of 2009 of $1.8 million on revenues of $19.3 million compared with a net loss for the second quarter of 2008 of $0.6 million on revenues of $25.1 million.
     Revenues decreased primarily because of unfavorable foreign currency movements due to the weakening of the Australian dollar and British pound. In addition, lower new and used unit and parts volumes and lower rental and service revenues in Asia-Pacific and Europe also contributed to the decline. The decrease in revenues was partially offset by a reduction in the required intercompany revenue elimination compared with the prior year quarter caused by a decline in intercompany sales transactions.
     NMHG Retail’s increased net loss was primarily the result of lower volume, reduced rental margins in Europe and lower unit, service and rental margins in Asia-Pacific. Also contributing to the increased net loss was the increase in income tax expense due to the recognition of expense on a pre-tax loss rather than a benefit as a result of a change in the intercompany tax elimination adjustment. In addition, during the 2009 second quarter, NMHG Retail sold certain Australian Hyster® dealership assets for a small loss. Lower operating expenses in Asia-Pacific and Europe as a result of cost reductions partially offset these unfavorable items.

     For the six months ended June 30, 2009, NMHG Retail had a net loss of $1.2 million on revenues of $36.8 million compared with a net loss of $1.2 million on revenues of $46.1 million for the first six months of 2008.
NMHG Retail – Outlook
     NMHG Retail’s operations are expected to continue to focus on achieving the company’s strategic objective of at least break-even results while building market position. However, if economic conditions in the United Kingdom and Australia remain low or continue to deteriorate, sales of units, parts and service are likely to decline further, which could continue to affect revenues and profit margins adversely.
Hamilton Beach – Second Quarter Results
     Hamilton Beach reported net income of $4.7 million for the second quarter of 2009 on revenues of $107.2 million, compared with a net loss of $0.6 million for the second quarter of 2008 on revenues of $108.8 million.
     Revenues decreased in the 2009 second quarter compared with 2008 primarily due to adverse foreign currency movements caused by a weakening Canadian dollar and Mexican peso. This decline was largely offset by Hamilton Beach’s strong presence at mass merchants, which drove moderately improved volumes in the second quarter of 2009.
     Net income increased in the second quarter of 2009 compared with 2008 primarily as a result of sales of higher-priced products, lower transportation and warehousing costs and cost containment actions implemented in late 2008 and early 2009, which included personnel reductions and the suspension or reduction of several employee-related benefits. The improvement in net income was partially offset by higher costs of products sold in the second quarter of 2009 compared with the second quarter of 2008 mainly due to higher commodity costs.
     For the six months ended June 30, 2009, Hamilton Beach reported net income of $6.1 million on revenues of $201.4 million compared with a net loss of $0.5 million on revenues of $204.0 million for the first six months of 2008.
Hamilton Beach – Outlook
     The global recession and other consumer financial concerns are among factors creating an extremely uncertain and challenging retail environment. As a result, Hamilton Beach’s revenues for the second half of 2009 are expected to be lower than the second half of 2008.
     As a result of anticipated lower volumes, Hamilton Beach took aggressive cost containment actions in early 2009, including personnel reductions, spending and travel restrictions, suspension of incentive compensation, other employee-related benefit reductions and wage freezes. These actions, along with initiatives to improve pricing and product positioning and to reduce product and transportation costs in light of softening commodity costs for resins, copper, steel, aluminum and fuel, are expected to continue to help Hamilton Beach have significantly improved results for the remainder of the year in comparison with 2008.
     Despite the challenging economic environment, Hamilton Beach is placing continued focus on strengthening its market position through product innovation, promotions and branding programs, together with appropriate advertising. New products were introduced in 2008, and additional new product introductions are in the pipeline for 2009. As a result of these new products, Hamilton Beach anticipates continued strong placements in the remainder of 2009, with increased placements and distribution at some retailers.

     Overall, 2009 net income and cash flow before financing activities are currently expected to improve significantly compared with very weak 2008 results before the goodwill impairment charge of $80.7 million pre-tax because of the previously discussed actions, with steadily, increasing improvements in the third and fourth quarters. However, if the company’s markets, which currently appear to have stabilized, deteriorate, revenues and earnings could be adversely affected.
Kitchen Collection – Second Quarter Results
     Kitchen Collection reported a net loss of $1.7 million on revenues of $40.6 million for the second quarter of 2009 compared with a net loss of $3.7 million on revenues of $39.7 million for the second quarter of 2008.
     Kitchen Collection’s second quarter 2009 revenue increased slightly compared with the prior year. The increase over the prior year was a result of an increase in new store sales and an increase in Kitchen Collection® comparable store sales mainly as a result of an increase in the number of store transactions. The increase was partially offset by lower comparable store sales at the Le Gourmet Chef® stores due to fewer transactions and a lower average sales transaction value at both Kitchen Collection® and Le Gourmet Chef®.
     Opening and closing stores caused the number of Kitchen Collection® and Le Gourmet Chef® stores to be 202 and 78, respectively, at June 30, 2009, from 198 and 74, respectively, at June 30, 2008, and 202 and 83 stores, respectively, at December 31, 2008.
     Kitchen Collection had a lower net loss in the second quarter of 2009 compared with the second quarter of 2008. The year over year decrease was primarily due to higher gross margins caused by fewer markdowns in 2009 compared with 2008, lower product and freight costs and a decrease in warehousing costs as a result of the movement of the Le Gourmet Chef warehouse from a third-party provider to a Kitchen Collection-managed distribution operation in the third quarter of 2008.
     For the six months ended June 30, 2009, Kitchen Collection reported a net loss of $4.5 million on revenues of $80.3 million compared with a net loss of $6.9 million on revenues of $78.9 million for the first six months of 2008.
Kitchen Collection – Outlook
     Uncertainty in the U.S. economy and diminished consumer confidence are expected to continue to affect consumer traffic to outlet and traditional malls and negatively affect retail spending decisions for the remainder of 2009. Nevertheless, Kitchen Collection expects an improved holiday selling season in late 2009 due to the continued strength of Kitchen Collection® stores and to the expectation of significantly improved margins at the Le Gourmet Chef® stores resulting from the conclusion of new product enhancement and store-merchandising programs and from the completion of a large product clearance program in the Le Gourmet Chef® stores that significantly reduced margins in 2008. Capital expenditure restraints and administrative cost control measures implemented in late 2008 and early 2009 are also expected to continue to improve results in the latter half of 2009.
     Overall, Kitchen Collection expects that increasing improvements in quarterly results for the second half of the year will lead to significantly improved full year results compared with 2008 results before charges for goodwill and intangible impairment of $3.9 million, pre-tax. Cash flow before financing activities is expected to be about break-even in 2009 and significantly improved compared with 2008.

     Longer term, Kitchen Collection expects to deliver store growth in the Kitchen Collection® and Le Gourmet Chef® formats. However, the total number of Kitchen Collection® and Le Gourmet Chef® stores is unlikely to increase in 2009.
North American Coal – Second Quarter Results
     North American Coal’s net income for the second quarter of 2009 was $7.1 million on revenues of $36.2 million compared with net income of $6.4 million on revenues of $33.1 million for the second quarter of 2008.
     North American Coal’s lignite coal and limerock deliveries for the second quarter of 2009 compared with the second quarter of 2008 are as follows:

	2009	2008
	(in millions)
Lignite coal deliveries (tons)
Consolidated mines	1.9	1.6
Unconsolidated mines	6.4	6.5

Total lignite coal deliveries	8.3	8.1

Limerock deliveries (cubic yards)	0.6	6.3

     Revenues increased in the second quarter of 2009 compared with the second quarter of 2008 primarily due to increased coal deliveries and contractual price escalation at the Mississippi Lignite Mining Company, higher sales to third-parties at Red River Mining Company and an increase in revenues from other mining services. These increases were partially offset by reduced deliveries at the limerock dragline mining operations primarily resulting from an unfavorable legal ruling that set aside North American Coal’s customers’ mining permits at most of the limerock mining operations and the continued decline in the southern Florida housing and construction markets. The company’s customers are currently appealing this ruling.
     The increase in the 2009 second quarter net income compared with the 2008 second quarter was primarily attributable to favorable operating results at the lignite mining operations and revenues from other mining services. Results at the consolidated mining operations improved as a result of increased tonnage, contractual price escalation and reduced costs for diesel fuel. Results at the unconsolidated mining operations improved mainly due to increased deliveries and contractual price escalation. These increases were partially offset by higher employee-related expenses, expenses from developing new mining opportunities and an increase in income tax expense resulting from a shift in the mix of pre-tax income toward entities with higher income tax rates.
North American Coal – Outlook
     North American Coal’s lignite coal mining operations have not been significantly affected by the economic downturn because of the long-term contracts with North American Coal’s customers and continued stable demand for electricity from the power plants it serves. North American Coal expects improved full year results at its lignite coal mining operations in 2009 provided that its customers continue to achieve currently planned power plant operating levels. Tons delivered by the lignite coal mines are expected to increase for the 2009 full year compared with 2008, but are expected to decline moderately in the second half of 2009 compared with the second half of 2008. In addition, contractual price escalation is not expected to affect second half results as favorably in 2009 as it did in the second half of 2008 because of recent declines in commodity costs.
     Limerock customer projections for 2009 third and fourth quarter deliveries continue to be down compared with the prior year. For limerock mining operations within the lake belt region of

Florida, production will be significantly reduced due to an unfavorable legal ruling that set aside North American Coal’s customers’ mining permits at most of the limerock mining operations. Customers are expected to return to production under new permits that are currently anticipated to be issued toward the beginning of 2010. The company has mitigated its financial exposure to these limerock operations by entering into new cost reimbursable management fee contracts with the majority of its customers. Customer projections for deliveries for limerock mining operations outside of the lake belt region reflect the continued decline in the southern Florida housing and construction markets. In addition, early in the third quarter of 2009, North American Coal entered into a new limerock mining services contract for a quarry outside of the region covered by the legal ruling which calls for deliveries of approximately 1.0 million cubic yards annually once the market improves, allowing the quarry to resume full operation. North American Coal expects to commence limerock mining at this quarry in the third quarter of 2009.
     Overall, North American Coal expects full year 2009 net income to improve in comparison with 2008, although results in the second half of 2009, exclusive of pending transactions, are expected to be moderately lower than the second half of 2008. Full year cash flow before financing activities is expected to increase due to increased cash flow from operations.
     The company has a number of new project opportunities for which it expects to incur additional expenses in 2009. In April 2009, North American Coal entered into an agreement to sell the assets of the Red River Mining Company in Louisiana to its customer for approximately $42 million in cash, subject to closing adjustments. The sale of the mine, which is subject to customary closing conditions, including regulatory approval, is expected to generate a substantial gain and enhance cash flow when the transaction is completed in late 2009. In the second quarter of 2009, North American Coal entered into a new contract mining services agreement to provide approximately 300,000 to 400,000 tons of lignite coal annually to a new customer, with initial deliveries expected to commence in 2010. The company is also continuing to pursue other contract mining opportunities. The company continues to seek permitting at its Otter Creek Reserve in North Dakota in expectation of the construction of a new mine. In addition, the company is working on a project with Mississippi Power to provide lignite coal to a new power plant in Mississippi.
     Over the longer term, North American Coal expects to continue its efforts to develop new domestic coal projects and is hopeful that more new project opportunities may become available, including opportunities for coal-to-liquids, coal gasification and other clean coal technologies. Further, the company continues to pursue additional non-coal mining opportunities.
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Conference Call
     In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Thursday, August 6, 2009 at 11:00 a.m. eastern time. The call may be accessed by dialing (888) 713-4205 (Toll Free) or (617) 213-4862 (International), Passcode: 29940809, or over the Internet through NACCO Industries’ website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through August 13, 2009. The online archive of the broadcast will be available on the NACCO Industries website.

Forward-looking Statements Disclaimer
     The statements contained in the news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary’s operations include, without limitation:
     NMHG: (1) reduction in demand for lift trucks and related aftermarket parts and service on a worldwide basis, including the ability of NMHG’s dealers and end-users to obtain financing at reasonable rates as a result of current economic conditions, (2) changes in sales prices, (3) delays in delivery or increases in costs, including transportation costs, of raw materials or sourced products and labor, (4) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which NMHG operates and/or sells products, (5) delays in, increased costs from or reduced benefits from restructuring programs, (6) customer acceptance of, changes in the costs of, or delays in the development of new products, (7) introduction of new products by, or more favorable product pricing offered by, NMHG’s competitors, (8) delays in manufacturing and delivery schedules, (9) changes in or unavailability of suppliers, (10) bankruptcy of or loss of major dealers, retail customers or suppliers, (11) product liability or other litigation, warranty claims or returns of products, (12) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (13) acquisitions and/or dispositions of dealerships by NMHG, (14) changes mandated by federal and state regulation, including health, safety or environmental legislation, (15) the ability of NMHG and its dealers and suppliers to access credit in the current economic environment and (16) the ability of NMHG to obtain future financing on reasonable terms or at all.
     Hamilton Beach: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric appliances, (2) changes in consumer retail and credit markets, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in, or unavailability of quality or cost effective, suppliers, (7) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) increased competition, including consolidation within the industry, (11) the ability of Hamilton Beach and its customers and suppliers to access credit in the current economic environment and (12) the ability of Hamilton Beach to obtain future financing on reasonable terms or at all.
     Kitchen Collection: (1) changes in gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of the current financial crisis or other events or other conditions that may adversely affect the number of customers visiting Kitchen Collection® and Le Gourmet Chef® stores, (2) changes in the sales prices, product mix or levels of consumer purchases of kitchenware, small electric appliances and gourmet foods, (3) changes in costs, including transportation costs, of inventory, (4) delays in delivery or the unavailability of inventory, (5) customer acceptance of new products, (6) increased competition and (7) the ability of Kitchen Collection to obtain future financing on reasonable terms or at all.
     North American Coal: (1) weather conditions, extended power plant outages or other events that would change the level of customers’ lignite coal or limerock requirements, (2) weather or equipment problems that could affect lignite coal or limerock deliveries to customers, (3)

changes in mining permit requirements that could affect deliveries to customers, including the resumption of Florida limerock mining, (4) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (5) costs to pursue and develop new mining opportunities, including costs in connection with North American Coal’s joint ventures, (6) consummation of the sale of the Red River Mining Company, (7) changes in U.S. regulatory requirements, including changes in power plant emission regulations, (8) changes in the power industry that would affect demand for North American Coal’s reserves, (9) the ability of North American Coal’s utility customers to access credit markets to maintain current liquidity and (10) the ability of North American Coal to obtain future financing on reasonable terms or at all.
About NACCO
       NACCO Industries, Inc. is an operating holding company with subsidiaries in the following principal industries: lift trucks, small appliance distribution, specialty retail and mining. NACCO Materials Handling Group, Inc. designs, engineers, manufactures, sells, services and leases a comprehensive line of lift trucks and aftermarket parts marketed globally under the Hyster® and Yale® brand names. Hamilton Beach Brands, Inc. is a leading designer, marketer and distributor of small electric household appliances, as well as commercial products for restaurants, bars and hotels. The Kitchen Collection, Inc. is a national specialty retailer of kitchenware and gourmet foods operating under the Kitchen Collection® and Le Gourmet Chef® store names in outlet and traditional malls throughout the United States. The North American Coal Corporation mines and markets lignite coal primarily as fuel for power generation and provides selected value-added mining services for other natural resources companies. For more information about NACCO Industries, visit the Company’s website at www.nacco.com.
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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2009	2008	2009	2008
		(In millions, except per share data)
Total revenues	$545.2	$948.1	$1,103.8	$1,813.1
Cost of sales	452.1	826.2	924.9	1,558.9

Gross profit	93.1	121.9	178.9	254.2

Earnings of unconsolidated project mining subsidiaries	9.8	9.3	20.3	17.9

Operating expenses
Selling, general and administrative expenses	88.3	119.7	186.4	243.9
Restructuring charges	1.5	0.8	2.2	1.4
Gain on sale of assets	(0.5)	—	(2.2)	(0.2)

	89.3	120.5	186.4	245.1

Operating profit (loss)	13.6	10.7	12.8	27.0
Other income (expense)	(7.2)	(7.6)	(15.1)	(15.8)

Income (loss) before income taxes	6.4	3.1	(2.3)	11.2
Income tax provision	5.0	0.7	5.4	3.2

Net income (loss)	1.4	2.4	(7.7)	8.0
Net (income) loss attributable to noncontrolling interest	0.2	(0.1)	0.2	(0.1)

Net income (loss) attributable to stockholders	$1.6	$2.3	$(7.5)	$7.9

Basic and diluted earnings (loss) per share	$0.19	$0.28	$(0.90)	$0.95

Cash dividends per share	$0.5175	$0.5150	$1.0325	$1.0150

Basic weighted average shares outstanding	8.289	8.282	8.288	8.278
Diluted weighted average shares outstanding	8.294	8.288	8.288	8.285
(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2009	2008	2009	2008
		(In millions)
Revenues
NACCO Materials Handling Group Wholesale	$342.7	$742.4	$714.3	$1,420.3
NACCO Materials Handling Group Retail (including elims.)	19.3	25.1	36.8	46.1

NACCO Materials Handling Group	362.0	767.5	751.1	1,466.4

Hamilton Beach	107.2	108.8	201.4	204.0
Kitchen Collection	40.6	39.7	80.3	78.9
North American Coal	36.2	33.1	72.7	65.4
NACCO and Other	—	—	—	—
Eliminations	(0.8)	(1.0)	(1.7)	(1.6)

Total	$545.2	$948.1	$1,103.8	$1,813.1

Operating profit (loss)
NACCO Materials Handling Group Wholesale	$(0.7)	$7.3	$(13.5)	$20.7
NACCO Materials Handling Group Retail (including elims.)	(1.0)	(0.1)	(0.8)	(0.3)

NACCO Materials Handling Group	(1.7)	7.2	(14.3)	20.4

Hamilton Beach	9.8	1.3	14.2	4.0
Kitchen Collection	(2.6)	(5.3)	(6.9)	(10.8)
North American Coal	9.5	7.9	22.3	14.4
NACCO and Other	(1.5)	(0.3)	(2.6)	(1.0)
Eliminations	0.1	(0.1)	0.1	—

Total	$13.6	$10.7	$12.8	$27.0

Net income (loss) attributable to stockholders
NACCO Materials Handling Group Wholesale	$(1.3)	$3.2	$(20.4)	$11.1
NACCO Materials Handling Group Retail (including elims.)	(1.8)	(0.6)	(1.2)	(1.2)

NACCO Materials Handling Group	(3.1)	2.6	(21.6)	9.9

Hamilton Beach	4.7	(0.6)	6.1	(0.5)
Kitchen Collection	(1.7)	(3.7)	(4.5)	(6.9)
North American Coal	7.1	6.4	17.9	10.2
NACCO and Other	(1.4)	(0.6)	(2.9)	(0.2)
Eliminations	(4.0)	(1.8)	(2.5)	(4.6)

Total	$1.6	$2.3	$(7.5)	$7.9

(All amounts are subject to annual audit by our independent registered public accounting firm.)